Exhibit 99.1

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

October 16, 2003	65/03

CHITTENDEN REPORTS EARNINGS; ANNOUNCES QUARTERLY DIVIDEND

Burlington, VT — Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced third quarter 2003 net income of $0.54 per diluted share, compared to the $0.48 per diluted share earned in the third quarter of 2002. For the first nine months of 2003, earnings were $1.54 per diluted share, compared to $1.41 a year ago. Chittenden also announced its quarterly dividend of $0.20 per share. The dividend will be paid on November 14, 2003, to shareholders of record on October 31, 2003.

In making the announcement, Perrault said, “I am extremely pleased with our progress in organizing ourselves to be most responsive to our customers, shareholders, and employees, and with the financial results that we have achieved at the same time. With our early-summer decision to migrate to a new information technology platform, work has begun in earnest to convert all of our banks by the second quarter of next year. I am pleased to report that we are on schedule to meet that objective. The end result will be greater effectiveness in serving our customers, enhanced efficiencies in our processes and lower costs associated with providing that service.”

On February 28, 2003, Chittenden completed its acquisition of Granite Bank, a $1.1 billion commercial bank headquartered in Keene, NH for $123 million in cash and approximately 4.4 million shares of Chittenden stock valued at $116 million. This transaction was accounted for as a purchase and, accordingly, Granite Bank’s operations are reflected in Chittenden’s consolidated financial statements from the date of acquisition.

Total loans increased $85 million from June 30, 2003, due to increases in municipal, commercial real estate and construction loans. The increase in municipal loans reflects a seasonal trend, as the second quarter is historically the low point for municipal borrowings, coinciding with the borrowers’ fiscal year-ends. Commercial real estate loans increased $50 million from June 30th with growth throughout Chittenden’s markets. The Company’s residential real estate portfolio declined $43 million due to continued heavy prepayments emanating from the decline in long term interest rates which hit their recent lows in the second quarter of 2003. This decline was substantially offset by growth in construction loans due to the financing of several projects within Chittenden’s commercial customer base, continuing a trend that has been seen for the last several quarters.

Total deposits increased $151 million from June 30th to $5.0 billion at September 30, 2003. The increase was driven primarily by higher activity in demand, savings and money market/cash management accounts associated with municipal and commercial customers. The Company’s deposit base primarily consists of demand, savings and NOW accounts, which comprise 46% of total deposits and have an average weighted cost of 0.20%, and money market/cash management accounts which comprise 32% of total deposits and have an average weighted cost of 0.73%. Borrowings declined $159 million to $240 million at September 30, 2003, primarily as a result of the early redemption of FHLB borrowings and customer repurchase agreements.

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

The operating net interest margin for the third quarter of 2003 was 4.11% compared to 4.14% for the second quarter of 2003. In addition to scheduled amortization of Granite’s purchase accounting adjustments to loans, deposits, and borrowings which reduced net interest income by $900,000, the Company recognized accelerated amortization of $1.7 million in the third quarter primarily due to heavy prepayments on Granite’s residential mortgages. The net interest margin for the third quarter, including the accelerated purchase accounting amortization, was 3.98%. Net interest income was $54.7 million for the third quarter of 2003 and $49.7 million for the same period a year ago. The increase was driven by a larger balance sheet, as average-earning assets increased $1.1 billion to $5.5 billion in 2003 due primarily to the Granite acquisition.

Net charge-offs as a percentage of average loans were 1 basis point in the third quarter and 8 basis points in the first nine months of 2003 compared to 10 basis points and 20 basis points for the respective periods in 2002. Net charge-off activity on a year-to-date basis totaled $3.1 million compared with $6.1 million in 2002. Nonperforming assets were $18.0 million at September 30, 2003 unchanged from June 30, 2003 and as a percentage of total loans decreased to 48 basis points compared to 49 basis points a quarter ago and 54 basis points for the third quarter of 2002. As a percentage of loans, the allowance for loan losses was 1.57%, which was consistent with the last several quarters.

Noninterest income was $25.0 million for the third quarter of 2003 down from $29.8 million for the second quarter and up from $13.8 million for the same period a year ago. The change from the second quarter was primarily due to fluctuations in securities gains, impairments on mortgage servicing rights, and losses on prepayments of borrowings. Excluding these items, noninterest income grew approximately $1.6 million on a linked-quarter basis. Gains on sales of loans increased $860,000 from the second quarter of 2003 due to a slightly higher margin on mortgage loans sold and insurance commissions were up $610,000 primarily due to higher levels of performance based commissions. Compared with the third quarter of a year ago, increases were also seen in service charges on deposit accounts due to the Granite Bank acquisition, as well as investment management income, and retail investment services. The Company realized $3.3 million of gains on sales of securities compared to $9.7 million during the second quarter of 2003 and $6 thousand in the comparable quarter of 2002. Partially offsetting the securities gains recognized in the current quarter were losses of $2.1 million associated with the prepayment of borrowings. In addition, mortgage servicing income was $2.1 million higher on a linked-quarter basis and $2.2 million higher from the same quarter of 2002 due to recoveries recognized in the current quarter associated with the fair value of the Company’s serviced loan portfolio, net of continued heavy amortization of those assets. During the third quarter the Company recognized approximately $3.3 million in impairment recoveries versus $3.5 million in amortization expense on its mortgage servicing rights.

Noninterest expenses decreased $7.4 million from the second quarter of 2003 and increased $9.9 million from the third quarter of 2002. The increase in noninterest expenses from the same period a year ago were primarily a result of the Granite Bank acquisition which contributed approximately $4.0 million in salary and benefits expenses, $1.2 million of net occupancy expense and $1.5 million of other noninterest expenses. The decrease from the second quarter of 2003 was largely due to $6.8 million in non-recurring charges accrued in the second quarter related to the Company’s decision to convert its core data processing system and lower compensation expense due to reductions in staffing.

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

Effective income tax rates for 2003 were 35.4% for the third quarter and 36.2% year to date compared to 34.7% for both respective periods in 2002. The higher effective rates in 2003 are due primarily to a larger proportion of the Company’s taxable income being generated in New Hampshire. The lower effective tax rate in the third quarter of 2003 versus year-to-date was due to the recognition of the settlement of tax assessments by the Massachusetts Department of Revenue relating to the taxation of Real Estate Investment Trusts. This settlement benefited the current quarter’s provision by approximately $250,000.

The return on average equity was 14.19% for the third quarter of 2003, compared with 13.34% for the second quarter and 15.36% in the same quarter of 2002. This decline from a year ago is primarily due to the issuance of additional equity in the Granite acquisition. The return on average assets for the third quarter of 2003 was 1.32%, flat with the third quarter of 2002 and up from 1.26% for the second quarter of 2003.

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call to discuss these earnings results at 10:30 a.m. eastern time today. Interested parties may access the conference call by calling 877-375-2162 or 973-872-3100 in the New York City area. Participants are asked to call in a few minutes prior to the call in order to register for the event. Internet access to the call is also available (listen only) by going to the Investors’ Resource section of the Company’s website at https://www.chittendencorp.com. A replay of the call will be available through October 23, 2003, by calling 877-519-4471 or 973-341-3080 in the New York City area (pin number is 4230246) or by going to the chittendencorp.com website. The Company may answer one or more questions concerning business and financial developments and trends and other business. Some of the responses to these questions may contain information that has not been previously disclosed.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England and Massachusetts, including deposit accounts and services; commercial, and consumer loans; insurance; and investment and trust services to individuals, businesses, and the public sector. Chittenden Corporation news releases, including earnings announcements, are available on the Company’s website or via fax by calling 800-758-5804. The six-digit code is 124292.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of Section 21E of the Securities Exchange Act of 1934. Chittenden intends these forward-looking statements to be covered by the safe harbor provisions for forward- looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ from historical performance or future expectations. For further information on these risk factors and uncertainties, please see page 1 of Chittenden’s December 31, 2002 annual report filed on Form 10-K.

[1]	Chittenden’s subsidiaries are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, Ocean National Bank, and Granite Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securites, Inc. Granite Bank operates an insurance agency subsidiary under the name GSBI Insurance Group.

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands)

	9/30/03	6/30/03	3/31/03	12/31/02	9/30/02
ASSETS

Cash and Cash Equivalents	$209,697	$212,674	$190,537	$192,142	$300,184

Securities Available For Sale	1,653,111	1,769,715	1,714,494	1,497,111	1,424,513
FHLB Stock	24,352	24,356	24,356	17,030	14,967
Loans Held For Sale	95,777	97,500	98,578	94,874	62,055

Loans:
Commercial	633,221	632,816	625,177	568,224	567,939
Municipal	106,512	54,917	82,005	77,820	97,912
Real Estate:
Residential	1,155,832	1,199,021	1,238,315	861,706	895,472
Commercial	1,375,027	1,324,943	1,314,095	1,103,897	1,067,702
Construction	143,515	113,044	96,859	85,512	81,232

Total Real Estate	2,674,374	2,637,008	2,649,269	2,051,115	2,044,406
Consumer	267,615	272,085	272,159	276,704	293,248

Total Loans	3,681,722	3,596,826	3,628,610	2,973,863	3,003,505
Less: Allowance for Loan Losses	(59,171)	(57,591)	(56,708)	(48,197)	(48,187)

Net Loans	3,622,551	3,539,235	3,571,902	2,925,666	2,955,318

Accrued Interest Receivable	29,277	30,208	32,255	27,992	28,586
Other Real Estate Owned	52	30	37	158	0
Other Assets	61,451	46,571	48,737	35,269	42,039
Premises and Equipment, net	75,624	73,742	72,524	57,074	56,901
Mortgage Servicing Rights	10,615	8,686	9,306	8,491	15,482
Identified Intangibles	23,488	24,243	28,282	9,480	9,827
Goodwill	216,431	215,721	205,579	55,257	55,911

Total Assets	$6,022,426	$6,042,681	$5,996,587	$4,920,544	$4,965,783

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand	$880,354	$864,526	$799,506	$684,077	$681,595
Savings	523,497	512,775	503,415	400,616	397,545
NOW	912,563	923,572	874,439	578,272	567,017
Money Market Accounts	1,617,176	1,468,731	1,491,329	1,540,267	1,595,614
Certificates of Deposit less than $100,000	822,634	848,320	874,722	691,467	691,873
Certificates of Deposit $100,000 and Over	262,137	249,250	270,627	231,393	237,948

Total Deposits	5,018,361	4,867,174	4,814,038	4,126,092	4,171,591

Borrowings	240,367	399,027	428,597	173,654	178,189
Company Obligated, Mandatorily Redeemable Securities Of Subsidiary Trust	125,000	125,000	125,000	125,000	125,000
Accrued Expenses and Other Liabilities	64,427	83,829	77,627	77,006	76,651

Total Liabilities	5,448,155	5,475,030	5,445,262	4,501,752	4,551,431

Stockholders’ Equity:
Common Stock	40,134	40,134	40,135	35,749	35,749
Surplus	256,215	255,974	256,057	145,191	145,193
Retained Earnings	329,035	316,472	305,140	294,943	283,536
Treasury Stock, at cost	(80,951)	(81,543)	(83,254)	(85,382)	(85,383)
Accumulated Other Comprehensive Income:
Unrealized Gains (Losses) on Securities Available for Sale	25,610	36,375	33,388	28,573	31,402
Accrued Minimum Pension Liability, net of tax	—	(3,829)	(4,058)	(4,284)	—
Directors Deferred Compensation to be settled in stock	4,266	4,111	3,963	4,052	3,909
Unearned Portion of Employee Restricted Stock	(38)	(43)	(46)	(50)	(54)

Total Stockholders’ Equity	574,271	567,651	551,325	418,792	414,352

Total Liabilities and Stockholders’ Equity	$6,022,426	$6,042,681	$5,996,587	$4,920,544	$4,965,783

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, except for per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Interest Income:
Loans	$49,434	$48,734	$149,558	$146,717
Investment Securities:
Taxable	17,648	17,954	54,375	46,065
Tax-favored	61	96	148	304
Short-term Investments	88	83	223	125

Total Interest Income	67,231	66,867	204,304	193,211

Interest Expense:
Savings	432	1,089	1,690	3,321
NOW	713	530	2,517	1,542
Money Market	2,830	5,968	10,615	18,838
Certificates of Deposits under $100,000	4,491	5,406	14,118	17,470
Certificates of Deposits $100,000 and over	1,139	1,479	3,725	4,648
Borrowings	2,965	2,734	9,930	4,881

Total Interest Expense	12,570	17,206	42,595	50,700

Net Interest Income	54,661	49,661	161,709	142,511
Provision for Loan Losses	2,050	2,315	6,150	6,081

Net Interest Income after Provision for Loan Losses	52,611	47,346	155,559	136,430

Noninterest Income:
Investment Management Income	3,983	3,865	11,634	11,750
Service Charges on Deposit Accounts	4,583	4,067	13,711	11,919
Mortgage Servicing Income (Loss)	1,275	(882)	(311)	432
Gains on Sales of Loans, Net	6,959	2,086	17,494	6,702
Credit Card Income, Net	1,149	1,026	3,022	2,715
Gains on Sales of Securities	3,305	6	14,349	328
Gain (Loss) on Prepayments of Borrowings	(2,154)	0	(2,154)	0
Insurance Commissions, Net	2,041	1,185	5,185	3,005
Retail Investment Services	1,287	620	3,497	1,870
Other	2,570	1,803	7,611	6,778

Total Noninterest Income	24,998	13,776	74,038	45,499

Noninterest Expense:
Salaries and Employee Benefits	28,652	22,128	82,604	65,411
Net Occupancy Expense	5,977	4,766	17,654	14,546
Data Processing	2,319	2,830	6,980	8,550
Information Technology Conversion	0	0	6,800	0
Amortization of Intangibles	755	348	1,993	931
Other Real Estate Owned, Net	(20)	(115)	(139)	(276)
Other	9,175	7,089	27,403	22,527

Total Noninterest Expense	46,858	37,046	143,295	111,689

Income Before Income Taxes	30,751	24,076	86,302	70,240
Income Tax Expense	10,887	8,364	31,221	24,391

Net Income	$19,864	$15,712	$55,081	$45,849

Earnings Per Share, Basic	$0.54	$0.49	$1.55	$1.43
Earnings Per Share, Diluted	0.54	0.48	1.54	1.41
Dividends Per Share	0.20	0.20	0.60	0.59

CHITTENDEN CORPORATION

SELECTED FINANCIAL DATA

(Unaudited)

	9/30/03	6/30/03	3/31/03	12/31/02	9/30/02
Selected Financial Ratios
Return on Average Equity	14.19%	13.34%	14.53%	17.08%	15.36%
Return on Average Assets	1.32%	1.26%	1.29%	1.45%	1.32%
Net Yield on Earning Assets	3.98%	4.14%	4.22%	4.38%	4.49%

Tier 1 Capital Ratio	9.72%	9.28%	9.22%	12.25%	12.04%
Total Capital Ratio	10.97%	10.53%	10.47%	13.50%	13.29%
Leverage Ratio	7.49%	7.22%	8.10%	9.28%	9.37%

Tangible Capital Ratio	5.78%	5.65%	5.51%	7.30%	7.12%
Efficiency Ratio	59.87%	60.70%	60.39%	59.20%	57.71%

Common Share Data
Weighted Average Common Shares Outstanding	36,509,450	36,475,443	33,493,106	31,939,820	32,132,628
Weighted Average Common and Common Equivalent Shares Outstanding	36,856,558	36,764,758	33,799,406	32,259,266	32,539,799

Book Value per Share	$15.72	$15.55	$15.14	$13.11	$12.97
Tangible Book Value per Share	$9.15	$8.98	$8.72	$11.09	$10.91
Common Shares Outstanding	36,522,940	36,496,930	36,420,367	31,939,470	31,940,640

Credit Quality Data ($ in thousands)
Nonperforming Assets (including OREO)	$18,011	$17,970	$14,981	$14,960	$16,415
90 days past due and still accruing	3,021	1,921	3,106	2,953	3,213

Total	$21,032	$19,891	$18,087	$17,913	$19,628
Nonperforming Assets to Loans Plus OREO	0.48%	0.49%	0.40%	0.49%	0.54%
Allowance to Loans	1.57%	1.56%	1.52%	1.57%	1.57%
Allowance to Nonperforming Loans (excluding OREO)	329.48%	321.01%	379.48%	325.64%	293.56%

Gross Charge-offs	$1,239	$2,373	$2,250	$2,992	$3,849
Gross Recoveries	769	1,206	774	752	727

Net Charge-offs	$470	$1,167	$1,476	$2,240	$3,121

Net Charge-offs to Average Loans	0.01%	0.03%	0.04%	0.07%	0.10%

QTD Average Balance Sheet Data ($ in thousands)
Loans, Net	$3,693,594	$3,638,769	3,236,735	$3,007,081	$2,988,405
Earning Assets	5,496,829	5,456,572	4,879,771	4,588,801	4,443,815
Total Assets	5,974,552	5,943,041	5,224,669	4,869,802	4,727,637
Deposits	4,941,066	4,797,953	4,278,877	4,088,425	3,951,162
Stockholders’ Equity	555,567	560,209	463,149	413,449	405,783